Exhibit 99.T3E.4

Spectrum Brands, Inc.
6 Concourse Parkway
Suite 3300
Atlanta, GA 30328
(770) 829-6200 phone
(770) 393-4515 fax

April 28, 2009

To our Voting Creditors and Other Interested Parties:

Spectrum Brands, Inc. and its domestic subsidiaries, including lead filer Spectrum Jungle Labs Corporation (collectively, the “Company”), are pleased to present for your consideration the Joint Plan of Reorganization of Spectrum Jungle Labs Corporation, et al, Debtors (the “Plan”).

As you know, the Company filed for relief under Chapter 11 of the United States Bankruptcy Code on February 3, 2009 (the “Petition Date”) in the United States Bankruptcy Court for the Western District of Texas (the “Bankruptcy Court”). The motivation for the filing was to implement a refinancing of the Company’s public note obligations and to thereby significantly reduce (by one-third) the Company’s outstanding debt. This refinancing is memorialized in the Plan, which also sets forth the entire blueprint for the Company’s emergence from bankruptcy. The Plan is the product of negotiations with noteholders representing, in the aggregate, approximately 70% of the face value of the Company’s outstanding notes (the “Negotiating Noteholders”). If the Plan is confirmed, the Company expects to emerge from bankruptcy as a financially healthier company with an ability to expand its market share and invest in additional growth opportunities.

The Bankruptcy Court will decide whether or not to confirm the Plan at a hearing scheduled to commence on June 15, 2009 and to continue as necessary on June 16, 22, 23 and 24, 2009 (the “Confirmation Hearing”). Before the Confirmation Hearing, our noteholders will have the opportunity to vote to accept or reject the Plan. In addition, on a provisional basis pending a determination by the Bankruptcy Court as to whether their claims are unimpaired by the Plan, our senior secured term lenders will also be permitted to vote. Because of the treatment afforded under the Plan to other claims and to equity interests, no other creditors or parties in interest are entitled to vote on the Plan.

THE NEGOTIATING NOTEHOLDERS INCLUDE EACH OF

(I) HARBINGER CAPITAL PARTNERS MASTER FUND I, LTD. AND HARBINGER

CAPITAL PARTNERS SPECIAL SITUATIONS FUND, L.P.,

(II) D. E. SHAW LAMINAR PORTFOLIOS, L.L.C., AND (III) AVENUE

INTERNATIONAL MASTER L.P., AVENUE INVESTMENTS, L.P., AVENUE SPECIAL

SITUATIONS FUND V, L.P., AVENUE SPECIAL SITUATIONS FUND IV, L.P., AND

AVENUE-CDP GLOBAL OPPORTUNITIES FUND, L.P.

EACH OF THE NEGOTIATING NOTEHOLDERS

SUPPORTS THE PLAN AND ENCOURAGES ALL VOTING CREDITORS TO VOTE

TO ACCEPT THE PLAN.

Accompanying this letter is the official notice of the confirmation hearing date and objection deadline, followed by the court-approved disclosure statement related to the Plan (the “Disclosure Statement”), which includes a copy of the Plan as Appendix A. The Disclosure Statement and the Plan describe the manner in which the Company proposes to satisfy your claims. The Plan provides that each holder of an allowed noteholder claim, including each of the Negotiating Noteholders, will receive in respect of its allowed noteholder claim its pro rata share of new common stock and new notes in the reorganized Company. The foregoing treatment would yield an estimated recovery of 55-70% to holders of such claims. As indicated above, the bankruptcy was intended to implement the refinancing of our public note obligations, and not to restructure the Company’s other debt. Accordingly, the Plan proposes to reinstate our obligations to our senior secured term lenders. Similarly, it does not propose to impact our other secured and general unsecured creditors. Instead, if the Plan is confirmed, the Company will provide compensation and benefits to its employees as usual, honor all obligations to its customers, and pay suppliers in full for their allowed claims. Combined with the significant reduction in the Company’s public debt, this payment-in-full aspect is intended to preserve the Company’s valuable operational relationships for the benefit of all of our stakeholders, including our noteholders, who will be our new owners. Our currently over-leveraged condition unfortunately renders our existing public shareholders “out of the money” and requires cancellation of their equity interests, a consequence of the Bankruptcy Code’s absolute priority rule in our situation.

If you are entitled to vote on the Plan, you will receive one or more ballots. You should read the Disclosure Statement and the Plan carefully before casting your vote.

THE COMPANY BELIEVES THAT THE PLAN IS THE BEST AVAILABLE

ALTERNATIVE FOR ALL STAKEHOLDERS.

THEREFORE, THE COMPANY STRONGLY URGES ALL VOTING CREDITORS TO

VOTE TO ACCEPT THE PLAN.

PLEASE NOTE THAT THE BALLOTS MUST BE RECEIVED BY THE APPLICABLE VOTING AGENT, AS IDENTIFIED ON THE BALLOTS, NO LATER THAN 4:00 PM CENTRAL TIME ON MAY 29, 2009. IT IS OF THE UTMOST IMPORTANCE TO THE COMPANY THAT YOU VOTE PROMPTLY TO ACCEPT THE PLAN.

Additional information about voting procedures and instructions is contained on the ballot as well as in the Disclosure Statement under Article III (PLAN VOTING INSTRUCTIONS AND PROCEDURES) and Article XII (THE SOLICITATION; VOTING PROCEDURES).

By:
Kent J. Hussey
Chief Executive Officer
Spectrum Brands, Inc.